Exhibit 10.1

Execution Draft

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE WRAP TECHNOLOGIES, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO SUPER LEAGUE GAMING, INC. IF PUBLICLY DISCLOSED.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

THE MEMBERS OF INTRENSIC, LLC

as Sellers

WRAP TECHNOLOGIES, INC.

a Delaware corporation,

and

BUFORD ORTALE,

as the Sellers’ Representative

dated as of

August 9, 2023

Membership Interest Purchase Agreement

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of August 9, 2023, is entered into among the sellers set forth on the signature page hereto (collectively, the “Sellers”), Wrap Technologies, Inc., a Delaware corporation (“Buyer”), and Buford Ortale, as Sellers’ Representative.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding membership interests (the “Membership Interests”) in Intrensic, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, each Seller wishes to sell to Buyer, and Buyer wishes to purchase from Sellers, the Membership Interests, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Assignment and any other documents required to be delivered under this Agreement.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tempe, Arizona are authorized or required by Law to be closed for business.

“Cash Balance” means the aggregate cash balance of the Company’s accounts held at [***] (account numbers ending in [***] and [***]), as determined on the close of business on the day immediately preceding the Closing Date.

“Cash Balance Transfer” means the transfer of the Cash Balance to Sellers, with each Seller receiving the amount of the Cash Balance set forth opposite such Seller’s name on the Consideration Statement.

“Closing Date Adjustment” means an adjustment to the Cash Consideration payable to Sellers at Closing, calculated as follows: (i) an increase by the Inventory Value; (ii) a decrease by the Closing Indebtedness; and (iii) a decrease by the Closing Transaction Expenses.

“Closing Indebtedness” means the outstanding Indebtedness of the Company as of the close of business on the Business Day immediately preceding the Closing Date.

“Closing Transaction Expenses” means the amount of unpaid Transaction Expenses of the Company as of the close of business on the Business Day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.001 per share, of Buyer.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Consideration Statement” means the schedule attached hereto as Annex A (as updated per Section 2.03(c)) that sets forth: (i) the name of each Seller, (ii) the portion of the Cash Balance that each Seller is entitled to receive at Closing, if any; (iii) the portion of the Closing Date Payment that each Seller is entitled to receive at Closing, if any; (iv) the number of shares of Common Stock that each Seller is entitled to receive at Closing, if any; and (v) each Seller’s Pro-Rata Share.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g). Notwithstanding the foregoing, the loan from Kevin Mullins to the Company (current balance of $64,075.78 reflected in the Interim Balance Sheet) shall not be considered Indebtedness to the extent such loan is forgiven at, or prior to, the Closing.

“Independent Accountant” means an office of an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Buyer and Sellers’ Representative.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Intren Holdings” means Intren Holdings Partners, LLC, a Delaware limited liability company, and a member of the Company.

“Intren Holdings Members” means David Flannery, John Sette, Buford Ortale, Drew Doscher, Barclay Macon, Matt Knopman, Scott Goodwin, Jonathan Mansour, and Jonah Cave.

“Inventory Value” means the agreed upon value of the Company’s inventory, being Fifty Three Thousand Five Hundred Eighty Eight and 00/100 Dollars ($53,588.00).

“Knowledge” or any other similar knowledge qualification, means, (a) with respect to each representation and warranty made by each Seller in ARTICLE III, the knowledge of such Seller, which, for the purposes of Intren, shall mean the knowledge of the Intren Holdings Members, (b) with respect to Sellers’ representations and warranties in ARTICLE IV, the knowledge of any Seller, which for purposes of Intren, shall mean the knowledge of the Intren Holdings Members, and (c) with respect to Buyer, the actual knowledge of Kevin Mullins. For purposes of this Agreement, (x) each Seller in subsections (a) or (b) of this defined term, with the exception of Kevin Mullins, shall be deemed to have knowledge of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter or (ii) such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter after due inquiry, and (y) Kevin Mullins, in his capacity as a Seller, shall be deemed to have knowledge of a particular fact or other matter if he is actually aware of such fact or other matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules or principles; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Pro-Rata Share” means the percentage set forth next to each Seller’s name on the Consideration Statement.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means any business providing body worn cameras for any industry including but not limited to law enforcement, mining, private security, emergency services, and/or any business providing digital storage of assets for evidentiary or liability purposes.

“Sellers” has the meaning set forth in the preamble.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America and Canada.

“Transaction Expenses” means all fees and expenses incurred by the Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

Other capitalized terms used herein and not defined above shall have the meanings assigned to such terms as follows:

Term	Section
“Acquisition Proposal”	Section 6.03(a)
“Allocation Schedule”	Section 7.08
“Assignment”	Section 2.03(b)(i)
“Annual Financial Statements”	Section 4.05
“Balance Sheet”	Section 4.05
“Balance Sheet Date”	Section 4.05
“Basket”	Section 9.04(a)
“Benefit Plan”	Section 4.19(a)
“Buyer”	Preamble
“Buyer Indemnitees”	Section 9.02
“Cap”	Section 9.04(a)
“Cash Consideration”	Section 2.02
“Closing”	Section 2.05
“Closing Date”	Section 2.05
“Closing Date Payment”	Section 2.04(a)(i)
“Closing Statement”	Section 2.04(a)(i)
“Company”	Recitals
“Company Systems”	Section 4.11(i)
“Direct Claim”	Section 9.05(c)
“Employee Benefit Plans”	Section 4.19(a)
“Financial Statements”	Section 4.05
“Fundamental Representations”	Section 9.01
“Government Contracts”	Section 4.08(a)(viii)
“Indemnified Party”	Section 9.05

“Indemnifying Party”	Section 9.05
“Insurance Policies”	Section 4.15
“Interim Balance Sheet”	Section 4.05
“Interim Balance Sheet Date”	Section 4.05
“Interim Financial Statements”	Section 4.05
“Instruction Letter	Section 2.03(a)(i)(B)
“Liabilities”	Section 4.06
“Majority Holders”	Section 11.01(b)
“Material Contracts”	Section 4.08(a)
“Material Customers”	Section 4.14(a)
“Material Suppliers”	Section 4.14(b)
“Membership Interests”	Recitals
“Non-U.S. Benefit Plan”	Section 4.19(a)
“Permitted Encumbrances”	Section 4.09(a)
“Purchase Price”	Section 2.02
“Representative Losses”	Section 11.01(c)
“Restricted Period”	Section 6.07(a)
“Rule 144”	Section 3.04(f)
“Securities Act”	Section 3.04(a)
“Seller Indemnitees”	Section 9.03
“Seller’s Respective Interest”	Section 3.02
“Shares”	Section 3.04(a)
“Stock Consideration”	Section 2.02
“Straddle Period”	Section 7.04
“Tax Claim”	Section 7.05
“Third Party Claim”	Section 9.05(a)
“Union”	Section 4.20(b)

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02    Purchase Price. On the terms and subject to the conditions of this Agreement, the aggregate consideration for the Membership Interests shall be (a) an amount in cash equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Cash Consideration”), subject to adjustment pursuant to Section 2.04 hereof, and (b) one million two hundred fifty thousand (1,250,000) shares of Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Purchase Price”).

Section 2.03    Transactions to be Effected at the Closing.

(a)    At the Closing, Buyer shall:

(i)    deliver to Sellers:

(A)

confirmation of wire transfers of immediately available funds the respective portion of the Closing Date Payment, to the accounts and in the amounts set forth opposite each Seller’s name on the Consideration Statement; and

(B)

a copy of the letter of instruction, in form and substance as reasonably approved by the Sellers' Representative prior to the Closing, to Buyer's transfer agent irrevocably instructing the transfer agent to issue to each Seller, in book-entry form, the respective portion of the Stock Consideration set forth opposite such Seller’s name on the Consideration Statement (the “Instruction Letter”).

(C)    the Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 8.03 of this Agreement.

(ii)    pay, on behalf of the Company, the following amounts:

(A)    any Closing Indebtedness required to be paid by the Company at the Closing pursuant to the terms and conditions of which such Indebtedness was incurred, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Statement; and

(B)    any Closing Transaction Expenses required to be paid by the Company at Closing pursuant to the terms and conditions of which such Closing Transaction Expenses were incurred, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Statement.

(b)    At the Closing, each Seller shall deliver to Buyer:

(i)    an assignment of the Membership Interests to Buyer in form and substance satisfactory to Buyer (the “Assignment”), duly executed by such Seller; and

(ii)    the other Ancillary Documents and all other agreements, documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 8.02 of this Agreement.

(c)    At the Closing, if necessary due to a change in the amounts set forth the Consideration Statement attached hereto as Annex A, Sellers’ Representative shall deliver to Buyer an updated Consideration Statement together with a certification that such updated Consideration Statement has been approved by each Seller.

Section 2.04    Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    At the Closing, the Cash Consideration shall be adjusted by the amount of the Closing Date Adjustment. The net amount after giving effect to the Closing Date Adjustment shall be the “Closing Date Payment.”

(ii)    Immediately prior to the Closing, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth Sellers’ good faith calculations of the Closing Date Payment, including the Closing Indebtedness and the Closing Transaction Expenses (setting forth the amount and payee for such Closing Indebtedness and Closing Transaction Expenses), which statement shall contain an unaudited balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Statement”), and a certificate of an officer of the Company certifying that the Closing Statement was prepared in accordance with this Agreement, and the unaudited balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date was prepared in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements.

(b)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:00 p.m., Pacific time, no later than three Business Days after the last of the conditions to Closing set forth in ARTICLE VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), via the electronic exchange of documents and executed signature pages, or at such other time or on such other date or at such other place as the Sellers' Representative and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from any payment to any Seller in connection with this Agreement all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of Tax Law. To the extent that amounts are so withheld or deducted, all such withheld amounts shall be treated as delivered to such Seller hereunder.

ARTICLE III
SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

Except as set forth in the Disclosure Schedules (as interpreted in accordance with Section 11.14), each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01    Organization and Authority of Seller. If applicable to any Seller, such Seller is a legal entity duly organized or incorporated, validly existing and in good standing under the Laws of the state of organization or incorporation. Such Seller has full power and authority to enter into this Agreement and the Ancillary Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and any Ancillary Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller, such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02    Ownership of Membership Interest. Such Seller is the sole beneficial and record owner and has good and marketable title to all the Membership Interest owned by such Seller (“Seller's Respective Interest”), free and clear of all Encumbrances. The assignments, endorsements, powers, or other instruments of transfer to be delivered by such Seller to Buyer at the Closing will be sufficient to transfer such Seller’s entire interest in such Seller’s Respective Interest (of record and beneficially). Upon transfer to Buyer of such Seller’s Respective Interest, Buyer will receive good title to such Seller’s Membership Interest, free and clear of all Encumbrances.

Section 3.03    No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the Ancillary Documents to which such Seller is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of such Seller, if applicable; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance on such Seller’s Respective Interest, except in the cases of clause (b) above, where the violation or breach would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to each Seller in connection with the execution and delivery of this Agreement and the Ancillary Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.04    Investment Representations.

(a)    Purchase for Own Account, Etc. Such Seller (which, for purposes of this Section 3.04(a), such definition shall include all of the holders of any of Seller's securities to the extent such Seller is a limited liability company, corporation, or other entity) is purchasing the shares of Buyer’s Common Stock (the “Shares”) for Seller's own account for investment purposes only and not with a view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and/or sales registered under the Securities Act. Such Seller further represents that he, she or it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares. Such Seller is a sophisticated investor and has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Buyer, and is capable of evaluating the merits and risks of its investment in Buyer. Such Seller understands that it must bear the economic risk of this investment indefinitely, unless the Shares are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that Buyer has no present intention of registering the resale of any such Shares. Such Seller is able to bear the economic risk of this investment in the shares of Buyer Common Stock that may be delivered to such Seller (including a complete loss of such Seller’s investment or a reduction in the price of Buyer Common Stock, whether at the time it is held by Seller). The Purchase Price for the Membership Interest, including the Stock Consideration, was negotiated privately between the parties hereto.

(b)    Accredited Investor Status; Bad Actors. Such Seller is an “Accredited Investor”, as that term is defined in Rule 501(a) of Regulation D. Such Seller was not incorporated for the specific purpose of acquiring the Shares. Neither any Seller nor any of such Seller’s Affiliates, Representatives, directors, executive officers, other officers that may serve as a director or officer of the Company, or any company in which any Seller invests, general partners or managing members have taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

(c)    Reliance on Exemptions. Such Seller understands that the Shares are being offered and sold to such Seller in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws, and that Buyer is relying upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Shares.

(d)    Information. All materials relating to the business, finances and operations of Buyer and materials relating to the offer and sale of the Shares which have been specifically requested by any Seller or such Seller’s counsel have been made available to such Seller and its counsel, if any. Such Seller understands that its investment in the Shares involves a high degree of risk, including the risk of loss of its entire investment in the Shares. Such Seller has sought such accounting, legal and tax advice as such Seller has considered necessary to make an informed investment decision with respect to his, her or its acquisition of the Shares.

(e)    Governmental Review. Such Seller understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares.

(f)    Transfer or Resale. Such Seller understands that (i) the sale or resale of the Shares have not been and are not being registered under the Securities Act or any state securities laws, and the Shares may not be transferred unless (A) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering the Shares; or (B) such Seller shall have delivered to the Company an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (C) sold under and in compliance with Rule 144 promulgated under the Securities Act (including any successor rule, “Rule 144”); or (D) sold or transferred to an affiliate of such Seller that agrees to sell or otherwise transfer the Shares only in accordance with the provisions of this Section 3.04(f) and that is an Accredited Investor; and (ii) neither the Company nor any other person is under any obligation to register such Shares under the Securities Act or any state securities laws.

(g)    Legends. Such Seller understands that the Shares have not been registered under the Securities Act (including registration pursuant to Rule 416 thereunder) or otherwise may be sold by such Seller under Rule 144, the certificates for the Shares may bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

(h)    Such Seller represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with the purchase of the Shares, including: (a) the legal requirements within its jurisdiction for the purchase of the Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Such Seller's receipt of, and its continued beneficial ownership of the Shares, will not violate any applicable securities or other laws of the jurisdiction of its residence.

ARTICLE IV
SELLERS’ REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as set forth in the Disclosure Schedules (as interpreted in accordance with Section 11.14), each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company actions taken by the Company in connection with this Agreement and the other Ancillary Documents will be duly authorized on or prior to the Closing.

Section 4.02    Capitalization.

(a)    Sellers are the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b)    The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating any Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 4.03    No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 4.04    No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of the Company’s properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company, except in the cases of clause (b), where the violation or breach would not, individually or in the aggregate, have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.05    Financial Statements. Complete copies of the Company's unaudited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2022, 2021 and 2020 and the related statements of income and retained earnings for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of June 30, 2023 and the related statements of income and retained earnings for the six month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2022 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2023 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

Section 4.06    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.07    Absence of Certain Changes, Events, and Conditions. Except as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)    event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    amendment of the Organizational Documents of the Company;

(c)    split, combination or reclassification of any membership interests in the Company;

(d)    issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e)    declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company's outstanding membership interests;

(f)    material change in any method of accounting or accounting practice of the Company;

(g)    material change in the Company's cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    entry into any Contract that would constitute a Material Contract;

(i)    incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(k)    transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)    abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)    material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)    any capital investment in, or any loan to, any other Person;

(o)    acceleration, termination, material modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(p)    any material capital expenditures;

(q)    imposition of any Encumbrance upon any of the Company's properties or assets, tangible or intangible;

(r)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(s)    hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(t)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Seller or any current or former managers, officers and employees of the Company;

(v)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $20,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(z)    action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08    Material Contracts.

(a)    Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.08(a) of the Disclosure Schedules and all Company IP Agreements, being “Material Contracts”):

(i)    each Contract of the Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days' notice;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than thirty (30) days' notice;

(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii)    all Contracts with any Governmental Authority to which the Company is a party (“Government Contracts”);

(ix)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)    all Contracts between or among the Company on the one hand and any Seller or any Affiliate of any Seller (other than the Company) on the other hand;

(xii)    all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii)    any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.08.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 4.09    Title to Assets; Real Property.

(a)    The Company owns no Real Property. The Company has good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances.

(b)    Section 4.09(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property. With respect to leased Real Property, Sellers have delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.

Section 4.10    [Reserved.]

Section 4.11    Intellectual Property.

(a)    Section 4.11(a) of the Disclosure Schedules contains a correct, current, and complete list of all (i) Company IP Registrations, (ii) all unregistered Trademarks included in the Company Intellectual Property, (iii) all proprietary Software of the Company, (iv) all other material Company Intellectual Property used or held for use in the business as currently conducted and as currently proposed to be conducted by Buyer. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing.

(b)    Sellers have provided to Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(c)    Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto. Sellers have provided to Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. To the Knowledge of each Seller, each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to each Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(d)    The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other material Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted or as currently proposed to be conducted, in each case, free and clear of Encumbrances.

(e)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or any Intellectual Property subject to any Company IP Agreement.

(f)    All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(g)    The conduct of the Company's business as currently and formerly conducted and as currently proposed to be conducted by Buyer, and the products, processes and services of the Company, have not infringed, misappropriated or otherwise violated, and, if used by Buyer substantially similar as the Company prior to the Closing Date, will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To the Knowledge of each Seller, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(h)    There are no Actions (including any opposition, cancellation, revocation, review or other proceeding) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability or ownership of any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property. Neither Sellers nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property.

(i)    The computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes, that are owned or used by the Company (“Company Systems”) are reasonably sufficient for the immediate and anticipated needs of the Company's business. In the past twenty-four (24) months, there has been no unauthorized access, use, intrusion, or breach of security, or failure, breakdown, performance reduction, or other adverse event affecting any Company Systems, that has caused or could reasonably be expected to cause any: (i) substantial disruption of or interruption in or to the use of such Company Systems or the conduct of the Company's business; (ii) loss, destruction, damage, or harm of or to the Company or its operations, personnel, property, or other assets; or (iii) liability of any kind to the Company. The Company has taken all reasonable actions, consistent with applicable industry best practices, to protect the integrity and security of the Company Systems and the data and other information stored or processed thereon. The Company (i) maintains commercially reasonable backup and data recovery, disaster recovery, and business continuity plans, procedures, and facilities; (ii) acts in compliance therewith; and (iii) tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective upon such testing.

Section 4.12    Inventory. All inventory of the Company, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and no inventory is held on a consignment basis.

Section 4.13    Accounts Receivable. To the Knowledge of each Seller, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.14    Customers and Suppliers.

(a)    Section 4.14(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 4.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. The Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 4.15    Insurance. Sellers have provided to Buyer a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates (including the Company) and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 4.16     Legal Proceedings; Governmental Orders.

(a)    To the Knowledge of each Seller, there are no Actions pending or threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Seller or any Affiliate thereof and relating to the Company); or (ii) against or by the Company, any Seller or any Affiliate of any Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Knowledge of each Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    To the Knowledge each Seller, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 4.17    Compliance With Laws; Permits.

(a)    The Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)    All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. To the Knowledge of each Seller, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any material Permit.

Section 4.18    Environmental Matters.

(a)    Except as would not have a Material Adverse Effect, to the Knowledge of each Seller, the Company has complied, and is now complying, with all Environmental Laws. To the Knowledge of each Seller, neither the Company nor any Seller has received notice from any Person that the Company, its business or assets, or any real property currently leased or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Materials.

(b)    Except as would not have a Material Adverse Effect, to the Knowledge of each Seller, there has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Materials in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently leased or used by the Company.

Section 4.19    Employee Benefit Matters.

(a)    There are no pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded whether or not tax-qualified, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability (other than the under the Ancillary Documents), contingent or otherwise ("Employee Benefit Plans"). There are no employee benefit plans for the benefit of employees outside of the United States (the "Non-U.S. Benefit Plan").

(b)    The Company has made no commitment or obligation nor has the Company made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(c)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (iv) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 4.20    Employment Matters.

(a)    Sellers have caused the Company to deliver to Buyer a complete and accurate list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Closing Statement) and, to the Knowledge of each Seller, there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b)    The Company is not, and has not been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. To the Knowledge of each Seller, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)    The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including From I-9 requirements and any applicable mandatory E-Verify obligations. There are no Actions against the Company pending, or to the Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any charge, investigation claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

Section 4.21    Taxes.

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    To the Knowledge of each Seller, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)    The Company is not a party to any Action by any taxing authority. To the Knowledge of each Seller, there are no pending or threatened Actions by any taxing authority.

(f)    Sellers have delivered to Buyer copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for the prior three Tax periods.

(g)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(h)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(i)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company.

(j)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(k)    The Company has been treated as a disregarded entity for U.S. federal, state and local income tax purposes since its formation.

(l)    No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(m)    Sellers have caused the Company to provide a complete and accurate list of all jurisdictions in which the Company is subject to Tax, is engaged in business, or has a permanent establishment.

Section 4.22    Books and Records. The minute books of the Company have been made available to Buyer, are correct, and have been maintained in accordance with past business practices. The minute books of the Company contain correct and accurate records of meetings of, and actions taken by written consent of, the members and managers. To each Seller’s Knowledge, at the Closing, all of the books and records of the Company will be in the possession of the Company, and will have been delivered to Buyer.

Section 4.23    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Sellers.

Section 4.24    Full Disclosure. To the Knowledge of each Seller, no representation or warranty by any Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Seller) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.03    Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04    Buyer Common Stock. Except as otherwise understood and acknowledged by Sellers in Section 3.04, the Shares, when issued, sold and delivered at the Closing in accordance with this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any Encumbrance, adverse claim, restriction on sale, transfer or voting (other than restrictions imposed by applicable securities Laws), preemptive right, option or other right to acquire or purchase.

Section 5.05    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.06    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Cash Consideration and consummate the transactions contemplated by this Agreement.

Section 5.07    Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
COVENANTS

Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(a)    cause the Company to preserve and maintain all of its Permits;

(b)    cause the Company to pay its debts, Taxes and other obligations when due;

(c)    cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)    cause the Company to continue in full force and effect without modification all material insurance policies held by the Company, except as required by applicable Law;

(e)    cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)    cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)    cause the Company to maintain its books and records in accordance with past practice;

(h)    cause the Company to comply in all material respects with all applicable Laws; and

(i)    cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 4.07 to occur.

Section 6.02    Access to Information. From the date hereof until the Closing, Sellers shall, and shall cause the Company to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

Section 6.03    No Solicitation of Other Bids.

(a)    Sellers shall not, and shall not authorize or permit any of their Affiliates (including the Company) or any of their or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company's properties or assets.

(b)    In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by any Seller or any Seller’s Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)    Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Sellers’ Representative shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by any Seller hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting Sellers or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyer's receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 9.02 and Section 10.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05    Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company requested by Buyer at least five (5) Business Days prior to the Closing.

Section 6.06    Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of any Seller, any of any Seller’s Affiliates or their respective Representatives; or (b) is lawfully acquired by a Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of a Seller’s Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed, provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07    Non-Competition; Non-Solicitation.

(a)    For a period of thirty-six (36) months commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of such Seller’s Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, a Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)    During the Restricted Period, each Seller shall not, and shall not permit any of such Seller’s Affiliates to, directly or indirectly, hire or solicit any employee of the Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)    During the Restricted Period, each and every Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or, customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)    Each Seller hereby acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by any Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Each Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Sellers, Sellers’ Representative, and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.04 of the Disclosure Schedules.

(c)    Without limiting the generality of the parties' undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d)    If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers and Sellers’ Representative shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers and Sellers’ Representative shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers and Sellers’ Representative provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(e)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Sellers, Sellers’ Representative, or, prior to Closing, the Company, before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers, Sellers’ Representative, or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to Buyer hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Sellers and Sellers’ Representative shall give notice to Buyer with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(f)    Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other commercially reasonable purpose, for a period of three (3) years after the Closing Date, Buyer will:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the past practices of Buyer, to the extent Sellers provided such books and records to Buyer on or prior to the Closing or such books and records were in the possession of the Company’s employees as of the Closing; and

(ii)    upon at least five (5) Business Days’ prior written notice to Buyer, afford the Representatives of Sellers’ Representative reasonable access (including the right to make, at Seller's expense, photocopies) to such books and records during normal business hours and in a manner that does not impede the day-to-day operations of the Company or Buyer.

(b)    Buyer shall not be obligated to provide Sellers with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law or contractual confidentiality obligations of the Company or Buyer.

(c)    After the Closing, in the event any Seller determines or discovers such Seller is in possession of any books and records of the Company that were not delivered to Buyer prior to the Closing, such Seller shall immediately notify Buyer in writing of the discovery of such books and records, and shall, at such Seller’s own expense, cause such books and records to be delivered to Buyer as soon as reasonably practicable after such determination or discovery.

Section 6.10    Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VIII hereof.

Section 6.11    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and Sellers’ Representative (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.12    Accounts Receivable. From and after the Closing Date, if any Seller or such Seller’s Affiliate receives or collects any amounts relating to any accounts receivable of the Company, such Seller or its Affiliates shall immediately notify the Company and remit any such funds to the Company as soon as reasonably practicable after its receipt thereof.

Section 6.13    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.14    Cash Balance Transfer. Immediately prior to the Closing, Seller’s Representative shall cause the Company to complete the Cash Balance Transfer.

ARTICLE VII
TAX MATTERS

Section 7.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers and Sellers’ Representative (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Sellers agree that Buyer is to have no liability for any Tax resulting from any action of any Seller, the Company, its Affiliates or any of their respective Representatives (including Sellers’ Representative) and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b)     Transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers (severally and not jointly) when due. Sellers’ Representative shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as reasonably necessary).

(c)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Buyer to Sellers’ Representatives (together with schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers’ Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers, Sellers’ Representative, nor any of any Seller's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03    [Reserved].

Section 7.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05    Contests. Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Sellers’ Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Sellers’ Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Sellers.

Section 7.06    Cooperation and Exchange of Information. Sellers’ Representative and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers’ Representative and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers (or Sellers’ Representative, as applicable) or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07    Tax Treatment. Sellers and Buyer agree that the transactions contemplated hereby will be treated for U.S. federal income Tax purposes and applicable state income Tax purposes as a taxable sale by Sellers and a purchase by Buyer of the assets of the Company.

Section 7.08    Tax Allocation. Sellers, Sellers’ Representative, and Buyer agree that the Purchase Price shall be allocated among the assets of the Company for U.S. federal and applicable state and local income tax purposes as shown on the allocation schedule (the “Allocation Schedule“). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers’ Representative within five (5) days following the Closing Date. If Sellers’ Representative notifies Buyer in writing that Sellers’ Representative objects to one or more items reflected in the Allocation Schedule, Sellers’ Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers’ Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following the Closing Date, such dispute shall be resolved by an Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers’ Representative and Buyer. Buyer and Sellers’ Representative shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.04 herein shall be allocated in a manner consistent with the Allocation Schedule.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Sellers contained in Section 3.01, Section 3.02, Section 4.01, Section 4.02 and Section 4.21, the representations and warranties of Sellers contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.04, Section 4.01, Section 4.02 and Section 4.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    No Action shall have been commenced against Buyer, any Seller or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)    All approvals, consents and waivers that are listed on Section 4.04 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(f)    Sellers shall have duly executed and delivered the Assignment to Buyer.

(g)    The other Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)    Sellers’ Representative shall have delivered to Buyer the Closing Statement contemplated in Section 2.04(a)(ii).

(i)    Buyer shall have received a certificate, dated the Closing Date and signed by Sellers’ Representative, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(j)    To the extent that a Seller is a limited liability company, Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of such Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the managers of such Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k)    To the extent that a Seller is a limited liability company, Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of such Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l)    Buyer shall have received resignations of the managers and officers of the Company pursuant to Section 6.05.

(m)    Sellers shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(n)    Each Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code.

(o)    Sellers’ Representative shall have delivered an updated Consideration Statement as required by Section 2.03(c).

(p)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 8.03    Conditions to Obligations of Seller. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.05, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.05 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)    The Ancillary Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

(f)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)    Buyer shall have delivered to Sellers cash in an amount equal to the Closing Date Payment by wire transfer in immediately available funds, to the accounts designated in the Consideration Statement.

(h)    Buyer shall have delivered the Stock Consideration (as evidenced by, and such Stock Consideration shall be deemed delivered upon, delivery of the Instruction Letter) in accordance with the Consideration Statement.

(i)    Buyer shall have delivered to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Closing Transaction Expenses, to the extent required to be paid by the Company at the Closing pursuant to the terms and conditions of which such Closing Transaction Expenses were incurred, as set forth on the Closing Statement.

(j)    Buyer shall have delivered to holders of Closing Indebtedness required to be paid by the Company at the Closing pursuant to the terms and conditions of which such Indebtedness was incurred, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding indebtedness as set forth on the Closing Statement.

(k)    Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

Section 9.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.04, Section 4.01, and Section 4.02 shall survive the Closing and shall remain in full force and effect until the expiration of the applicable statute or period of limitations (the representations and warranties Section 3.01, Section 3.02, Section 3.04, Section 4.01, and Section 4.02 collectively being the “Fundamental Representations”). All covenants and agreements of the parties contained herein that contemplate performance after the Closing shall survive the Closing for the period explicitly specified therein and if no time periods are specified therein, then such covenants and agreements shall survive indefinitely or until the latest date permitted by Law. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02    Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE IX, each Seller (severally and not jointly according to their Pro-Rata Share) shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement;

(c)    any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not deducted from the Purchase Price in the determination of the Closing Date Payment pursuant to Section 2.04(a)(i); or

(d)    (i) any breach or non-fulfillment of any covenant, agreement, undertaking or obligation of Sellers in ARTICLE VII; (ii) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (iii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iv) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or before the Closing Date.

Section 9.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE IX, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 9.04    Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)    Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds Twenty Thousand and 00/100 Dollars ($20,000.00) (the “Basket”), in which event Sellers shall be required to pay or be liable for all such Losses from the first dollar; provided that the foregoing limitation shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.04, and Section 4.02. The aggregate amount of all Losses for which Sellers shall be liable pursuant to ARTICLE IX shall not exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) (the “Cap”); provided that the Cap shall not apply to Losses related to indemnification claims arising out of, relating to or incurred as a result of a breach of the Fundamental Representations, which Losses shall not exceed the lessor of (i) the sum of the Cash Consideration and the value of the Stock Consideration as of the Closing Date and (ii) the sum of the Cash Consideration and the value the Stock Consideration as of the date Sellers become liable to the Buyer Indemnitees for Losses incurred as a result of a breach of the Fundamental Representations under this ARTICLE IX.

(b)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c)    For purposes of this ARTICLE IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

(d)    In the event that any Buyer Indemnitee is entitled to receive indemnification under this ARTICLE IX from the Sellers, the Sellers shall be responsible and liable severally and not jointly for such indemnification obligation and each Seller shall only be responsible for its respective Pro-Rata Share of such indemnification obligation (other than with respect to any breach of ARTICLE III, Section 6.06 or Section 6.07 for which each Seller is liable for its own breach only).

Section 9.05    Indemnification Procedures. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers’ Representative, acting on behalf of any Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers’ Representative, on behalf of any Seller, and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any Tax Claim shall be governed exclusively by ARTICLE VII hereof.

Section 9.06    Payments.

(a)    Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.

(b)    Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE IX shall be satisfied from Sellers, with the amount of such Losses to be allocated to each Seller in accordance with their Pro Rata Share.

Section 9.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 8.02 or Section 8.03, as the case may be; provided, however, no Seller shall be liable under this ARTICLE IX for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of such Seller that are unknown to such Seller as of either the execution of this Agreement and/or the Closing Date that are contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach as of either the execution of this Agreement and/or the Closing Date from which such actual knowledge was obtained during Mr. Mullins activities as an officer or employee of the Company.

Section 9.09    Exclusive Remedies. Subject to Section 6.07 and Section 11.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE IX. Nothing in this Section 9.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.

ARTICLE X
TERMINATION

Section 10.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Sellers’ Representative and Buyer;

(b)    by Buyer by written notice to Sellers’ Representative if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Sellers’ Representative’s receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2023, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Sellers’ Representative by written notice to Buyer if:

(i)    any Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VIII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer's receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2023, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this ARTICLE X and Section 6.06 and ARTICLE XI hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.01    Sellers’ Representative.

(a)    By approving this Agreement and the transactions contemplated hereby, each Seller shall have irrevocably authorized and appointed Sellers’ Representative as such Seller’s representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Sellers’ Representative pursuant to this Agreement, including the exercise of the power to: (i) give and receive notices and communications; (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to ARTICLE VII and ARTICLE IX; (iii) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to ARTICLE VII and ARTICLE IX; (iv) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document; (v) make all elections or decisions contemplated by this Agreement and any Ancillary Document; (vi) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Sellers’ Representative in complying with its duties and obligations; and (vii) take all actions necessary or appropriate in the good faith judgment of Sellers’ Representative for the accomplishment of the foregoing.

Buyer shall be entitled to deal exclusively with Sellers’ Representative on all matters relating to this Agreement (including ARTICLE IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Sellers’ Representative, and on any other action taken or purported to be taken on behalf of any Seller by Sellers’ Representative, as being fully binding upon such Seller. Notices or communications to or from Sellers’ Representative shall constitute notice to or from each of the Sellers. Any decision or action by Sellers’ Representative hereunder, including any agreement between Sellers’ Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Sellers, or by operation of Law.

(b)    The Sellers’ Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Seller’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Sellers’ Representative resign or be removed without the Majority Holders having first appointed a new Sellers’ Representative who shall assume such duties immediately upon the resignation or removal of Sellers’ Representative. In the event of the death, incapacity, resignation or removal of Sellers’ Representative, a new Sellers’ Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Sellers’ Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Sellers’ Representative as described in Section 11.01(a) above.

(c)    The Sellers’ Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Sellers’ Representative shall be conclusive evidence of good faith). The Sellers shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Sellers’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Sellers’ Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Sellers’ Representative, Sellers’ Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Sellers, severally and not jointly (in accordance with their Pro Rata Shares), as soon as practicable after the date on which the final obligation of Sellers’ Representative under this Agreement has been discharged or such other date as Sellers’ Representative deems appropriate. Representative Losses may be recovered by the Sellers’ Representative from other funds that become payable to the Sellers under this Agreement in accordance to at such time as such amounts would otherwise be distributable to the Sellers; provided, that while the Sellers’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(d)    Buyer shall be entitled to rely (without investigation) on and shall have no liability to any Seller or any other Person for, any action taken by the Sellers’ Representative as being taken by the Sellers’ Representative for itself and on behalf of each of the Sellers, and fully authorized by each Seller. Each Seller hereby agrees that for any legal proceedings arising under this Agreement, the Seller may be served legal process by registered mail to the address set forth in Section 11.03 for the Seller and that service in such manner shall be adequate, and such Seller shall not assert any defense or claim that service in such manner was not adequate or sufficient in any court in any jurisdiction.

Section 11.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to Sellers, to Sellers’ Representative (delivery of which shall constitute notice to all Sellers):	Buford Ortale [***] [***] Email: [***]

with a copy (which shall not constitute notice) to:	Bass, Berry & Sims PLC 100 Peabody Place, Suite 1300 Memphis, TN 38103-3672 Email: lee.flaherty@bassberry.com Attention: D. Lee Flaherty, Member

If to Buyer:	Wrap Technologies, Inc. 1817 West 4th Street Tempe, AZ 85281 Email: [***] Attention: Chris DeAlmeida, Chief Financial Officer

with a copy (which shall not constitute notice) to:	Disclosure Law Group, APC 655 West Broadway, Suite 870 San Diego, CA 92101 Email: jkennedy@disclosurelawgroup.com Attention: Jack Kennedy, Partner

Section 11.04    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights and delegate its obligations under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. Subject to the preceding sentence, no assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09    No Third-party Beneficiaries. Except as provided in ARTICLE IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 11.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ARIZONA IN EACH CASE LOCATED IN THE CITY OF TEMPE AND COUNTY OF MARICOPA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

Section 11.12    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.14    Disclosure Schedules. The Disclosure Schedules are arranged in sections corresponding to the sections contained in this Agreement, and the disclosures made in any single Schedule may be incorporated by reference to other Sections of the Disclosure Schedules to the extent the applicability of such disclosure to such other Section of the Disclosure Schedules is reasonably apparent on the face of such disclosure; provided, however, that incorporation by reference shall not be permitted in Section 4.08(a) of the Disclosure Schedules solely for the category of Material Contracts contained in Section 4.08(a)(xiii). For the avoidance of doubt, the remaining categories of Material Contracts set forth in Section 4.08(a) may be incorporated by reference by Sellers in the Disclosure Schedules. The information contained in this Agreement and in the Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third party of any matter whatsoever (including any violation of Law or breach of contract). Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“BUYER”

Wrap Technologies, Inc. a Delaware corporation

By /s/ Chris DeAlmeida Name: Chris DeAlmeida Title: Chief Financial Officer

[Buyer’s Signature Page to Intrensic, LLC Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“SELLERS”

Intren Holdings Partners, LLC

By/s/ David Flannery Name: David Flannery Title: Managing Member

/s/ Kevin Mullins

Kevin Mullins

/s/ Marc Upton

Marc Upton

/s/ Tre Mullins

Tre Mullins

/s/ Terry Nichols

Terry Nichols

/s/ Charles DeVita

Charles DeVita

/s/ Nick DeVita

Nick DeVita

/s/ David Stading

David Stading

/s/ Peter Cavicchia

Peter Cavicchia

/s/ Timothy McAfee

Timothy McAfee

/s/ Andon Dragomanov Andon Dragomanov /s/ John Sette John R. Sette /s/ Matthew Dugas Matthew J. Dugas /s/ Ronald Hurley Ronald Hurley

[Sellers’ Signature Page to Intrensic, LLC Membership Interest Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

“SELLERS’ REPRESENTATIVE”

/s/ Buford Ortale Buford Ortale

[Seller’s Representative Signature Page to Intrensic, LLC Membership Interest Purchase Agreement]

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